Exhibit 21

SUBSIDIARIES OF REGISTRANT

Registrant has no parent; see proxy statement for Registrant’s principal shareholders. The following are Registrant’s subsidiaries included in the consolidated financial statements:

Name of Subsidiary (Each Owned 100% by Registrant Except as Otherwise Stated)	State or Other Jurisdiction of Incorporation

Castle Concrete Company	Colorado
McKinney Door and Hardware, Inc.	Colorado
Phoenix Manufacturing, Inc.	Arizona
Castle Rebar and Supply Company (f/k/a Transit Mix Concrete Co.)	Colorado
TMOP Legacy Company (f/k/a Transit Mix of Pueblo, Inc.)	Colorado
Williams Furnace Co.	Delaware
2701 W Concord St LLC	Delaware
GFP Acquisition Company	Delaware
Inovate Acquisition Company	Delaware
Serenity Acquisition Company	Delaware